Exhibit 99.1

News Article

The Wet Seal, Inc. Announces Resignation of Chairman and CEO Peter D. Whitford

FOOTHILL RANCH, Calif.—(BUSINESS WIRE)—Nov. 9, 2004—Specialty retailer The Wet Seal, Inc. (NASDAQ:WTSLA) today announced the resignation of Chairman and Chief Executive Officer Peter D. Whitford, effective immediately.

Mr. Whitford offered to resign in order to provide the company the flexibility it needs to implement its business plan.

In July 2004, the Board of Directors of The Wet Seal, Inc. invited the Company’s CEO, Peter D. Whitford, to join the Board and to become its Chairman in order to help guide the Company through difficult times. Mr. Whitford came on board and worked tirelessly on various plans and strategies for the benefit of Wet Seal’s shareholders, until very recently when it became apparent that the Company would have to seek strong financial and strategic partners in order for the Company to fulfill its potential. Mr. Whitford continues to believe strongly in the Company’s future.

The Board of Directors and the employees of Wet Seal wish to thank Mr. Whitford for all of his efforts and important contributions during this difficult period and wish him the best of luck in his future endeavors.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 559 stores in 47 states, the District of Columbia and Puerto Rico, including 464 Wet Seal stores, 95 Arden B. stores and 0 Zutopia stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products, proposed financing transactions or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT: ATG Communications, Inc. for The Wet Seal, Inc.

Ann Garrett, 818-501-8499

anngarrett@earthlink.net

SOURCE: The Wet Seal, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding The Wet Seal, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.